News Release

Firsthand Technology Value Fund Discloses Top Portfolio Holdings

San Jose, CA, May 8, 2013 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top holdings as of April 30, 2013 were Twitter, Facebook, SolarCity, Silicon Genesis, QMAT, and Wrightspeed.

1.
Twitter, Inc. is an online social networking service that lets users send and receive 140-character messages (“tweets”). As of April 30, 2013, the Fund’s investment in Twitter consisted of 194,000 shares of preferred stock and 812,200 shares of common stock and represented approximately 9.0% of the Fund’s estimated gross assets.*

2.
Facebook, Inc. (NASDAQ: FB) is an online social networking service with more than 1 billion monthly active users worldwide. As of April 30, 2013, the Fund’s investment in Facebook consisted of 600,000 shares of common stock and represented approximately 8.2% of the Fund’s estimated gross assets.*

3.
SolarCity Corp. (NASDAQ: SCTY) is a leading installer of commercial and residential solar photovoltaic systems. As of April 30, 2013, the Fund’s investment in SolarCity consisted of 426,300 shares of common stock and represented approximately 5.1% of the Fund’s estimated gross assets.*

4.
Silicon Genesis Corp. is a developer of layer transfer technology for the semiconductor and solar industries. As of April 30, 2013, Silicon Genesis securities represented approximately 3.1% of the Fund’s estimated gross assets* and consisted of approximately 8.5 million shares of preferred and common stock, various debt securities, and warrants to purchase additional common and preferred stock.

News Release

5.
QMAT, Inc. (tied with Wrightspeed, Inc.) is developing advanced materials technologies for applications in the electronics industry. As of April 30, 2013, the Fund’s investment in QMAT consisted of 6 million shares of preferred stock plus warrants to purchase additional shares, and represented approximately 2.9% of the Fund’s estimated gross assets.*

5.
Wrightspeed, Inc. (tied with QMAT, Inc.) is a supplier of electric drivetrains for medium-duty trucks. As of April 30, 2013, the Fund’s investment in Wrightspeed consisted of 2,267,659 shares of preferred stock, and represented approximately 2.9% of the Fund’s estimated gross assets.*

The Fund also announced that, as of April 30, 2013, estimated gross assets* of the Fund were approximately $204 million, or $23.86 per share, including cash of approximately $15.02 per share. As of April 30, 2013, the Fund’s top six holdings constituted 31.2% of the Fund’s estimated gross assets*. Complete financial statements and a detailed schedule of investments for the period ended March 31, 2013 will be filed on Form 10-Q later this month.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*Estimated gross assets as of April 30, 2013 represent preliminary total assets of $200,037,982 as of March 31, 2013 plus the net change in unrealized appreciation/depreciation of publicly-traded securities since March 31, 2013. For the purposes of calculating the percentage of gross assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the March 31, 2013 fair value of each security, as determined by our Board of Directors.

#  #  #

News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com